SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 5
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
WENDY’S INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Ohio	31-0785108
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 256, 4288 West Dublin-Granville Road, Dublin, Ohio (Address of principal executive offices)	43017-0256 (ZIP Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class registered	Name of each exchange on which each class is registered

Preferred Stock Purchase Rights	New York Stock Exchange
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐
Securities Act registration statement file number to which this form relates:
Not Applicable
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

     This Form 8-A/A amends and supplements the Form 8-A filed by Wendy’s International, Inc. (the “Company”) on August 15, 1988, as previously amended by the Form 8-A/A dated January 8, 1996, Form 8-A/A dated December 8, 1997, Form 8-A/A dated January 26, 2001, and Form 8-A/A dated October 9, 2002 (the “Form 8-A”).

Item 1.	Description of Registrant’s Securities to be Registered
     Item 1 of the Form 8-A is amended and supplemented by adding the following:
     On April 23, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Triarc Companies, Inc. (“Triarc”) and Green Merger Sub, Inc., a direct wholly-owned subsidiary of Triarc (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving as a wholly-owned subsidiary of Triarc. In connection with the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company authorized, and the Company and Rights Agent (as defined below) entered into, effective prior to the execution of the Merger Agreement, Amendment No. 2 dated as of April 23, 2008 (“Amendment No. 2”) to the Amended and Restated Rights Agreement, dated as of December 8, 1997 (as amended from time to time, the “Rights Agreement”), by and between the Company and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not defined herein have the meanings assigned to them in the Rights Agreement.
     Amendment No. 2 makes the Rights Agreement inapplicable to the Merger Agreement, the Voting Agreements entered into in connection therewith (the “Voting Agreements”), the Merger and the other transactions contemplated by the Merger Agreement and provides for the expiration of the Rights issued pursuant to the Rights Agreement immediately prior to the effective time of the Merger if the Rights have not otherwise expired. Specifically, Amendment No. 2 provides, among other things, that none of Triarc, Merger Sub, any party to a Voting Agreement, any Person who as of the date of Amendment No. 2 had filed a joint Schedule 13D with Triarc with respect to the Company, or any of their respective Affiliates or Associates, shall be deemed an Acquiring Person, and no Distribution Date, Stock Acquisition Date, Transaction or adjustment of the Rights pursuant to Section 11(a)(ii) of the Rights Agreement shall be deemed to have occurred, by virtue of the announcement or disclosure of the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement (including, without limitation, the Voting Agreements), the execution, delivery or performance of the Merger Agreement or the Voting Agreements, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.
     The Rights Agreement is filed as Exhibit 1 to Amendment No. 2 to the Company’s registration statement on Form 8-A, filed with the Securities and Exchange Commission (the “SEC”) on December 8, 1997 and is incorporated herein by reference. Amendment No. 1 to the Rights Agreement is filed as Exhibit 2 to Amendment No. 3 to the Company’s registration statement on Form 8-A, filed with the SEC on January 26, 2001 and is incorporated herein by reference. Amendment No. 2 is filed as Exhibit 4.1 to Form 8-K, filed with the SEC on April 29, 2008 and is incorporated herein by reference. The foregoing description of the Rights Agreement and Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits
     Item 2 of the Form 8-A is hereby amended and supplemented by adding the following:

3	Amendment No. 2 to the Amended and Restated Rights Agreement, dated as of April 23, 2008, between the Company and American Stock Transfer and Trust Company (incorporated by reference from Exhibit 4.1 of Form 8-K, File No. 1-8116, filed on April 29, 2008)

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: April 29, 2008

WENDY’S INTERNATIONAL, INC.

By:	/s/	Kerrii B. Anderson

Name:		Kerrii B. Anderson
Title:		Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

1
Amended and Restated Rights Agreement, dated as of December 8, 1997, between the Company and American Stock Transfer and Trust Company (incorporated by reference from Exhibit 1 of Amendment No. 2 to Form 8-A/A Registration Statement, File No. 1-8116, filed on December 8, 1997)

2
Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of January 26, 2001, between the Company and American Stock Transfer and Trust Company (incorporated by reference from Exhibit 2 of Amendment No. 3 to Form 8-A/A Registration Statement, File No. 1-8116, filed on January 26, 2001)

3
Amendment No. 2 to the Amended and Restated Rights Agreement, dated as of April 23, 2008, between the Company and American Stock Transfer and Trust Company (incorporated by reference from Exhibit 4.1 of Form 8-K, File No. 1-8116, filed on April 29, 2008)